EXHIBIT 99.1

Midway Gold Announces CEO Transition

May 21, 2012

Denver, Colorado – Midway Gold Corp. (TSX.V and NYSE MKT: MDW) (the “Company”) announces that Mr. Daniel E. Wolfus has resigned as the Company’s Chairman of the Board and Chief Executive Officer, effective immediately due to health reasons.  Mr. Wolfus will continue to be a Director of the Company.  The Company’s Board of Directors unanimously appointed Mr. Kenneth A. Brunk as Chairman and CEO in addition to his present office of President.

Midway’s Board of Directors and Management thank Dan for his significant contributions as Chairman and CEO especially during critical times in the Company’s development.  Through his leadership and guidance, the Company has transformed its position, advanced its projects and graduated to the development stage on the strength of the Pan Feasibility Study in late 2011.  Mr. Wolfus was instrumental in the hiring of key operational management, strengthening the Board, and financing and promoting the Company during his tenure.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.